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                                                       Exhibit 11

                The Advest Group, Inc. and Subsidiaries

              Computation of Net Income Per Common Share

                              For the quarters ended December 31,
                                                           Assuming
In thousands, except                   Primary          Full Dilution
per share amounts                   1996     1995       1996     1995

Net income                         $3,292   $3,132     $3,292   $3,132

Interest expense
     on debentures, net                --      --         203      250

Net income applicable to
     common stock                  $3,292   $3,132     $3,495   $3,382

Average number of common
     shares outstanding
     during the period              8,407    8,385      8,407    8,385

Additional shares assuming:
     Exercise of stock options        236      388        262      401
     Conversion of debentures          --       --      1,515    1,515

Average number of common
     shares outstanding             8,643    8,773     10,184   10,301

Net income per share                 $.38     $.36       $.34     $.33